INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation on Form S-1 of SMSA Palestine Acquisition Corp. dated September 20, 2010 of our reports dated May 28, 2010 relating to the consolidated financial statements of Fujian Yada Group Co., Ltd. for each of the two years in the period ended December 31, 2009 (which express an unqualified opinion).

/s/ PKF
PKF
Certified Public Accountants
Hong Kong, China
September 20, 2010